Exhibit 99.1

Take Stock In Your Bank

February 15, 2008

Dear Shareholders,

The year ending December 31, 2007 was a very successful one for Congaree State Bank. We accelerated growth in all areas of our business through increased assets and enlarged customer bases by attracting, retaining and developing customer relationships. Our assets, as of December 31, 2006, were $22,180,000 and I am pleased to announce that our assets for the year ending December 31, 2007 are $76,984,000.

As we move forward into 2008, I ask that you take stock in your bank. This is your bank and I would like for you to support the growth of your stock by doing business with your bank. We are proud of our customized product portfolio and would like the opportunity to meet with you to show you how we can provide solutions for your financial needs.

We remain focused on our motto of Superior Customer Service, Every Customer, Every Interaction, Every Day! Our commitment to extraordinary customer service is the key element in the branding of Congaree State Bank. This superior service promotes customer stability and favorable referrals, which in turn, lead to expansion.

I would like to take this opportunity to address adjustable mortgage rates. While there is some uncertainty with the economy, please keep in mind that we have fixed rates to offer. Before you put your house on the market, talk to one of our mortgage professionals about a fixed rate and let us help you with rising house payments.

I invite you to visit our new branch at 2023 Sunset Boulevard. We closed our temporary Sunset location on January 3, 2008 and opened our new Sunset branch on January 4, 2008. We are quite proud of our new facility and if you are in the area, please feel to stop by and visit. Don’t forget that we still have our Business Center and Cayce branch at 1201 Knox Abbott Boulevard.

I thank you for investing in Congaree State Bank. We value you as a shareholder and remain committed to your long-term relationship and investment. Again, please let us know if we can help you with any of your banking needs.

Sincerely,

/s/ Hank Ray

F. Harvin Ray, Jr.
President and Chief Executive Officer